Exhibit 4.1
SECOND
AMENDMENT TO
PROMISSORY NOTE
THIS SECOND AMENDMENT TO PROMISSORY NOTE (the “Second Amendment”) is made and entered into as of July 14, 2010 by and between Supplemental Manufacturing & Ingredients, LLC, an Arizona limited liability company (“Obligor”) and HealthSport, Inc. a Delaware corporation (“Holder”), holder of that certain Promissory Note executed by Obligor dated as of December 1, 2009 in the original principal amount of Eight Million Dollars (US$8,000,000), as amended by that certain Amendment to Promissory Note dated March 19, 2010 (as amended, the “Note”).
RECITALS
WHEREAS, Obligor has purchased stock in Holder pursuant to that certain Stock Purchase Agreement dated November 6, 2009 by and between the parties (the “Stock Purchase”). In connection therewith, Obligor and Holder executed the Note (of which $2,550,000 in principal has already been paid), as well as that certain Stock Pledge Agreement dated as of December 1, 2009, as amended (the “Pledge”) and that certain Escrow Agreement dated as of December 1, 2009, as amended (collectively, all such amended documents, the “Stock Purchase Documents”);
WHEREAS, Obligor and Holder have also entered into a Merger Agreement dated as of May 21, 2010 and in connection with that transaction and certain amendments of even date herewith to the Pledge and the Merger Agreement, Obligor and Holder desire to amend the terms of the Note, as set forth herein;
NOW, THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:
1. Definitions. Capitalized terms not otherwise defined in this Second Amendment shall have the respective meanings ascribed to them in the Note.
2. Payments. Section 2 of the Note is hereby amended and restated in its entirety as follows:
Section 2. Payments. Principal payments, together with all accrued and unpaid interest shall be payable as follows:
a) $500,000 on or before November 15, 2009 (paid);
b) $2,050,000 on or before May 15, 2010, subject to Section 2A below (paid);
c) $2,500,000 on or before August 15, 2010; and
d) $2,950,000 on or before September 15, 2010

All remaining principal and interest shall be due and payable on September 15, 2010 (the “Maturity Date”). Obligor shall have the right to prepay all or any portion of this Note at any time or from time to time prior to the Maturity Date. All payments pursuant to this Note shall be paid in lawful money of the United States at the principal office of Holder or at such other place as Holder may designate in writing.
3. Counsel. The parties hereby acknowledge that (i) Keller Rohrback P.L.C. has represented only Obligor in connection with the Stock Purchase Documents, the Merger Agreement and this Second Amendment and (ii) Sheppard Mullin Richter & Hampton LLP has represented Holder in connection with the Stock Purchase Documents, the Merger Agreement and this Second Amendment.
4. Conflicts; Reaffirmation; Waiver. In the event of any conflict or inconsistency between the provisions of the Stock Purchase Documents and the provisions of this Second Amendment, the provisions of this Second Amendment shall govern. Except to the extent expressly amended hereby, all terms and conditions of the Note shall remain in full force and effect. Each party hereto hereby expressly ratifies and affirms all such terms and conditions as of the effective date hereof. Holder acknowledges receipt of the payments described in Section 2.a) and 2.b) above. Holder hereby acknowledges and agrees that no events of default of Obligor have occurred, or exist as of the date first set forth above, under the Note, the Merger Agreement and the other Stock Purchase Documents.
5. Governing Law; Jurisdiction. THIS SECOND AMENDMENT AND THE OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. Each party hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Second Amendment. Each party is hereby authorized to submit, as conclusive evidence of such waiver of jury trial, this Second Amendment to a court that has jurisdiction over the subject matter of such litigation and the parties to this Second Amendment.
9. Additional Acts and Assurances. Each party hereto agrees to do all such things and take all such actions, and to make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Second Amendment, including without limitation amending any Stock Purchase Document as may be necessary to reflect the revised Note payment due dates as set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed under seal as of the date first above written.

Obligor:
Supplemental Manufacturing & Ingredients, LLC, an
Arizona limited liability company

By	/s/ Ferrel Raskin

Its	Chief Executive Officer

Holder:
HealthSport, Inc. a Delaware corporation

By	/s/ Robert S. Davidson

Its	President